The American Funds Tax-Exempt Series II 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

February 28, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$26,655
Class B	$162
Class C	$1,707
Class F1	$1,905
Class F2	$865
Total	$31,294

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3220
Class B	$0.2625
Class C	$0.2586
Class F1	$0.3146
Class F2	$0.3330

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	77,418
Class B	544
Class C	6,063
Class F1	5,409
Class F2	2,405
Total	91,839

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.51
Class B	$15.51
Class C	$15.51
Class F1	$15.51
Class F2	$15.51